Exhibit 99.1

    PDL TO ADJUST PURCHASE PRICE FOR ESP PHARMA, INC. FOLLOWING ESP PHARMA'S
                      ACQUISITION OF RIGHTS TO RETAVASE(R)

FREMONT, Calif., Feb. 1 /PRNewswire-FirstCall/ -- Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today said that it will amend its definitive agreement to acquire ESP Pharma, Inc. (ESP) to reflect that company's acquisition of exclusive rights to Retavase(R) in the United States and Canada.

On January 25, 2005, PDL and ESP announced that they had entered into a definitive agreement under which PDL will acquire ESP for $300 million in cash and approximately $175 million in PDL common stock, or an aggregate value of approximately $475 million. PDL and ESP have agreed to increase the purchase price payable to the ESP shareholders at the closing of the ESP acquisition by $25 million in cash in connection with the Retavase transaction announced today by ESP. The closing of the acquisition of ESP is subject to various conditions, including the receipt of antitrust and other regulatory approvals, and is not anticipated to close until late in the first quarter of 2005.

"We are extremely pleased by the addition of Retavase to ESP Pharma's portfolio of proprietary products," said Mark McDade, Chief Executive Officer, PDL. "We see a strong strategic fit with their hospital-focused presence in cardiovascular medicine. We also believe that the addition of Retavase could also help expand sales of Cardene(R) IV, ESP's product for the short-term reduction of hypertension, due to an increased presence in hospital emergency rooms." Mr. McDade added, "Overall, following closing of both ESP and the Retavase transactions, these steps should accelerate PDL's revenue growth and further enhance the value of this strategic combination."

ESP Pharma, a specialty pharmaceutical company focused on the acquisition, marketing, and late-stage development of life-saving acute-care therapeutics, today announced its acquisition of exclusive North American rights to Retavase(R) (reteplase) from Centocor, a biopharmaceutical operating company of Johnson & Johnson. The product currently is marketed on behalf of Centocor Inc. by Scios, Inc., another Johnson & Johnson company. ESP Pharma noted that its acquisition of Retavase included distribution, manufacturing, development and marketing rights, all relevant intellectual property, and approximately two years supply of inventory plus certain manufacturing equipment.

First introduced into the U.S. market in 1997, Retavase belongs to the fibrinolytic or thrombolytic class of pharmaceutical agents used in the acute-care setting to dissolve coronary blood clots and improve blood flow in heart attack patients. Each year, in the U.S., more than one million people suffer a heart attack (acute myocardial infarction or AMI).

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Retavase is indicated for use in the management of AMI in adults for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure, and the reduction of mortality associated with AMI. The product can be administered within a 30-minute time window by a double-bolus injection without dose adjustment for patient weight compared to other thrombolytics requiring longer duration intravenous infusions or dosing adjustments based on weight.

About ESP Pharma, Inc.

ESP Pharma is committed to Excellence in Specialty Pharmaceuticals and to helping physicians improve patient outcomes and survival in the acute-care setting. Under the leadership of a highly experienced management team, ESP focuses its "Buy and Build, Search and Develop" strategy on identifying opportunities to selectively acquire and enhance the market potential of novel, commercially available therapeutics and late-stage development compounds to fulfill unmet market needs. Additional information about ESP is available at http://www.ESPPharma.com .

About PDL

Protein Design Labs is a leader in the development of humanized antibodies to prevent or treat various disease conditions. PDL currently has antibodies under development for autoimmune and inflammatory conditions, asthma and cancer. PDL holds fundamental patents for its antibody humanization technology. Further information on PDL is available at www.pdl.com.

The foregoing contains forward-looking statements involving risks and uncertainties and PDL's actual results may differ materially from those, express or implied, in the forward-looking statements. The forward-looking statements contained herein include statements about the consummation of the pending acquisition of ESP, and of Retavase assets by ESP, and the benefits of the pending transactions, including their potential effect upon PDL's future financial performance. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Such risks and uncertainties include, among others, the possibility that regulatory or other closing conditions will not be satisfied, whether the combined company will be able to realize the anticipated benefits or synergies of the transactions in a timely manner or at all, and the future revenues from ESP Pharma products. Other factors that may cause our actual results to differ materially from those, express or implied, in the forward- looking statements in this press release are discussed in our Annual Report on Form 10-K for the year ended December 31, 2003, in our quarterly report on Form 10-Q for the period ended September 30, 2004, and in other filings with the Securities and Exchange Commission.

NOTE: Protein Design Labs and the PDL logo are registered U.S.
trademarks of Protein Design Labs, Inc. Cardene IV is a registered trademark of ESP Pharma, Inc. Retavase is a registered trademark of Centocor.

SOURCE  Protein Design Labs, Inc.
    -0-                             02/01/2005
    /CONTACT: James R. Goff Senior Director, Corporate Communications of Protein Design Labs +1-510-574-1421, or jgoff@pdl.com/
    /Web site:  http://www.pdl.com/